Exhibit 99.2

Certain information has been omitted from this exhibit in places marked “[***]” because it contains personally identifiable information omitted from this exhibit pursuant to the Instruction to Item 17 of Form 1-A.

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

of

LEATHER WALLET LLC,

a Delaware limited liability company

August 30, 2023

ARTICLE VII ACCOUNTS		24
7.1	Books	24
7.2	Fiscal Year	24
7.3	Tax Treatment	24
7.4	Tax Matters	24
7.5	Information Rights	26
7.6	Confidentiality	27

ARTICLE VIII TRANSFER OF UNITS IN THE COMPANY		27
8.1	Prohibition	27
8.2	Right of First Refusal	28
8.3	Conditions to Transfers	29
8.4	Effect of Transfers	30
8.5	Admission of Additional Members	30
8.6	Admission of Assignees as Substitute Members	30
8.7	Right to Withdraw or Resign	31
8.8	Withdrawal of Members Upon Transfer	31
8.9	Class B Trigger Event	31
8.10	Class C Trigger Event	34

ARTICLE IX		35

CONVERSION; PUBLIC OFFERINGS; SALE TRANSACTION		35
9.1	Public Offering Mechanics	35
9.2	Treatment of Units in a Conversion Transaction or Sale of the Company	37

ARTICLE X		37

EVENTS OF DISSOLUTION		37
10.1	Events of Dissolution.	37
10.2	Termination of the Company	37

ARTICLE XI TERMINATION		37
11.1	Liquidation	37
11.2	Final Accounting	38
11.3	Distribution in Kind	38
11.4	Cancellation of Certificate	38
11.5	Claims of the Members	38

ARTICLE XII EXCULPATION AND INDEMNIFICATION		38
12.1	Exculpation	38
12.2	Indemnification	39
12.3	Amendments	39

ARTICLE XIII GENERAL PROVISIONS		39
13.1	Notice	39
13.2	Amendments	40
13.3	Entire Agreement, Etc.	40
13.4	Construction Principles	40
13.5	Counterparts	40
13.6	Severability	40

ii

13.7	Governing Law	40
13.8	Binding Effect	41
13.9	Additional Documents and Acts	41
13.10	Third-Party Beneficiaries	41
13.11	Dispute Resolution	41

SCHEDULES

Schedule A	Wallet Business
Schedule B	Consent Matters
Schedule C-1	Initial Contributions of Class A Members
Schedule C-2	Class B Members
Schedule C-3	Class C Members
Schedule D	Milestone Vesting Conditions
Schedule E	Minimum Class B Return Formula
Schedule F	G&A Budget

iii

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of LEATHER WALLET LLC, a Delaware limited liability company (the “Company”), is made and entered into as of August 30, 2023 (the “Agreement Date”), by and among each Person listed as a Member in the books and records of the Company as of the Agreement Date and each Person subsequently admitted as a member of the Company in accordance with the terms hereof (each, a “Member” and, collectively, the “Members”).

RECITALS

WHEREAS, the Company was formed on the date hereof, pursuant to a Certificate of Formation and in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), and the affairs of the Company and the conduct of its business are to be governed by this Agreement, pursuant to the Act; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For the purposes of this Agreement, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms as set forth below:

“Accredited Investor” shall have the meaning set forth in Regulation D as promulgated under the Securities Act.

“Additional Member” shall mean a Person who has acquired Units or Additional Securities after the Agreement Date from the Company and has been admitted as a Member of the Company.

“Adjusted Capital Account” shall mean, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, as determined pursuant to Section 5.6.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account.

“Affiliate” shall have the meaning set forth in Rule 405 promulgated under the Securities Act.

“Applicable Law” shall mean all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Authority.

“Assumed Tax Rate” shall mean, the highest aggregate marginal federal, state, local and foreign income and self-employment tax rate applicable to an individual resident of the jurisdiction with the highest applicable tax rate of which any individual Member (or such Member’s partners or members, as applicable) is a resident, but taking into account the character of the Company’s income and any relevant allowable deductions or credits in computing such Member’s liability, as reasonably determined in good faith by the Managing Member, based on the information available to it.

“Assignee” shall mean a transferee of Units who has not been admitted as a Substitute Member.

“Available Third-Party Financing” shall mean a bona fide equity investment in the Company from an investor of national standing that (i) is not (in the reasonable discretion of Nassau Machines, Inc.) directly or indirectly (including through investments in other companies) a competitor of the Company and (ii) is ready, willing and able to fund the Company on the conditions set forth on Schedule D hereto.

“Bad Leaver” shall mean a Person who (a) is terminated by the Company for Cause or (b) voluntarily resigns from employment with the Company without Good Reason.

“Book Value” shall mean, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704 1(b)(2)(iv)(d)-(g), except: (a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution; (b) immediately prior to the Distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such Distribution; and (c) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 732(d), 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Capital Contribution” shall mean any contribution of cash or property to the Company made by or on behalf of a Member and shall include the Initial Capital Contribution and any Additional Capital Contributions of such Member, as set forth from time to time in the books and records of the Company, which in the case of any contribution made in the form of property, shall be taken into account at the Fair Market Value of the property on the date of contribution.

“Cause” shall mean (i) material dishonesty, fraud, embezzlement, unauthorized use of Company trade secrets, confidential information or proprietary information of the Company, or a material misappropriation of the property of the Company, (ii) material failure to comply with the Company’s applicable written policies or rules or material breach of any agreement with the Company, (iii) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state, (iv) gross negligence or willful misconduct, (v) continuing failure to perform assigned duties after receiving written notification of the failure from the Company, or (vi) failure to cooperate in good faith with a governmental or internal investigation of the Company or its officers or employees, if the Company has requested such cooperation. Notwithstanding the foregoing, to the extent a Member has an employment agreement with the Company defining “Cause”, Cause as used herein shall have the meaning given to such term in such agreement.

“Certificate of Cancellation” shall mean the certificate required to be filed with the Secretary of State of the State of Delaware pursuant to Section 18-203 of the Act in connection with a termination of the Company.

“Class A Members” shall mean the Members holding Class A Membership Interests, their permitted successors and assigns and any other Person who may be admitted to the Company as a Class A Member in accordance with the terms of this Agreement, solely with respect to such Class A Membership Interests.

“Class A Membership Interests” shall mean the limited liability company interests in the Company designated as such and having the rights, privileges, preferences and obligations set forth in this Agreement.

“Class B Members” shall mean the Members holding Class B Membership Interests, their permitted successors and assigns and any other Person who may be admitted to the Company as a Class B Member in accordance with the terms of this Agreement, solely with respect to such Class B Membership Interests.

“Class B Membership Interests” shall mean the limited liability company interests in the Company designated as such and having the rights, privileges, preferences and obligations set forth in this Agreement, which, for the avoidance of doubt, are intended to be Profits Interests.

“Class C Members” shall mean the Members holding Class C Membership Interests, their permitted successors and assigns and any other Person who may be admitted to the Company as a Class C Member in accordance with the terms of this Agreement, solely with respect to such Class C Membership Interests.

“Class C Membership Interests” shall mean the interests in the Company designated as such and having the rights, privileges, preferences and obligations set forth in this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the United States Securities and Exchange Commission, or any successor agency.

“Company Minimum Gain” shall mean “partnership minimum gain” as defined in Section 1.704-2(b)(2) of the Treasury Regulations.

“Company Offeror” shall mean (a) the Company (including any entity formed in a Conversion Transaction pursuant to Section 9.1), (b) any successor to the Company or any surviving entity resulting from a merger, consolidation or other business combination involving the Company or any wholly-owned Subsidiary of the Company and which will be the issuer or registrant in a Listing Event, (c) any Company Subsidiary that is a holding company for all or substantially all of the operating assets of the Company Subsidiaries, if a Company Subsidiary is to be the issuer or registrant in a Listing Event, or (d) any other entity the securities of which Units are exchanged for pursuant to Article IX in anticipation of a Listing Event.

“Company Subsidiary” shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by the Company, one or more other Company Subsidiaries or by the Company and one or more other Company Subsidiaries, (b) a partnership of which the Company, one or more other Company Subsidiaries or the Company and one or more other Company Subsidiaries, directly or indirectly, is the general partner or has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which the Company or one or more other Company Subsidiaries or the Company and one or more other Company Subsidiaries, directly or indirectly, is the managing member or has the power to appoint or elect a majority of the directors or managers or otherwise has the power to direct the policies, management and affairs of such limited liability company or (d) any other Person (other than a corporation, partnership or limited liability company) in which the Company, one or more other Company Subsidiaries or the Company and one or more other Company Subsidiaries, directly or indirectly, has at least a majority ownership or power to direct the policies, management and affairs thereof.

“Direct Listing” shall mean the effectiveness of the registration statement for the initial listing of the equity securities of the Company or any other Company Offeror on the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange by means of a registration statement on Form S-1 filed by the Company or such Company Offeror with the Commission that registers equity securities of the Company or such Company Offeror for resale not pursuant to an underwritten offering.

“Distribution” shall mean a transfer of cash or property by the Company to a Member on account of Units as described in Article VI.

“Distribution Interest Percentage” shall mean, with respect to any Member holding Units as of a specified date, the percentage determined by dividing (a) the aggregate number of Units held by such Member as of such date that are vested, by (b) the aggregate number of issued and outstanding Units entitled to participate in such Distribution as of such date that are vested.

“Equity Securities” shall mean, as applicable, (a) any limited liability company membership interests (including, in the case of the Company, the Units), capital stock, partnership or other share capital, (b) any securities directly or indirectly convertible into or exchangeable for any limited liability company membership interests, capital stock, partnership or other share capital, or securities containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any limited liability company membership interests, capital stock, partnership or other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any limited liability company membership interest, capital stock, partnership or membership interests, other share capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights or (e) any securities issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Securities” shall mean any Equity Securities issued: (a) as compensation to officers, directors, employees, advisors or consultants of the Company or any of its Subsidiaries under any company-wide equity plan approved by the Managing Member; (b) pursuant to any employee benefit plan or management incentive plan adopted by the Managing Member on behalf of the Company or any Company Subsidiary; (c) as consideration for an acquisition by, or business combination with, or undertaking by, the Company or any of its Subsidiaries or the acquisition of the assets of an unaffiliated third party; (d) in connection with the raising of capital for an acquisition by, or business combination with, or undertaking by, the Company or any Company Subsidiary, or the acquisition of the assets of an unaffiliated third party; (e) to an unaffiliated third party in connection with any equipment loan or leasing arrangement, real property leasing arrangement or debt financing arrangement of the Company or any Company Subsidiary or in consideration of any indebtedness thereunder; (f) to a third party in connection with a Sale of the Company; (g) to a third party in connection with any joint venture, strategic partnership or other transaction entered into primarily for purposes other than raising capital (as determined by the Managing Member in good faith); (h) in connection with a Listing Event or Conversion Transaction; (i) to any wholly-owned Company Subsidiary in connection with a reorganization of the Company, or any of their Subsidiaries; (j) in connection with any Unit split or distribution made on a proportionate basis to all holders of Units entitled to distributions; (k) pursuant to Section 5.1(d)(ii)(2) or (l) in connection with any transaction that has been approved by the Members in accordance with this Agreement and are expressly deemed not to be Additional Securities by the Managing Member.

“Fair Market Value” shall, as of any date, mean the fair market value of Units or other securities or assets of the Company, as between a willing buyer and a willing seller in an arm’s-length transaction occurring as of such date, as determined in good faith by the Managing Member, taking into account all relevant factors determinative of value; provided, however, that Fair Market Value of Units or other securities for purposes of Section 9.1 in connection with a Listing Event shall be determined by reference to the public offering price in such Listing Event.

“Family” of an individual shall mean (a) that individual, (b) that individual’s spouse (but only while married to that individual), (c) that individual’s descendants (natural and adopted) who are at least 18 years of age and (d) any custodian or personal representative (in each case, in its capacity as such) for any Person described in the foregoing subclauses (a), (b) or (c).

“Good Reason” shall mean (i) a material reduction in a Person’s annual base salary (other than in connection with a material reduction of all similarly situated Persons in the ordinary course of business); (ii) a requirement that a Person relocates his, her or its principal place of work to a location that increases the one-way commute by more than fifty (50) miles from such Person’s then-current work location; (iii) a request by the Company or one of its officers to take action which is either against written policies or rules of the Company or is a violation of the law; or (iv) a material, adverse change in a Person’s authority, duties or responsibilities (other than temporarily while the Person is physically or mentally incapacitated or as required by applicable law). For a Person to have Good Reason, all of the following requirements must be satisfied: (1) the Person must provide notice to the Company of such Person’s intent to assert Good Reason within sixty (60) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv); (2) the Company will have thirty (30) days from the date of such notice to remedy the condition and, if it does so, the Person may withdraw such Person’s resignation or may resign without Good Reason under this Agreement; and (3) any termination of employment must occur within ten (10) days of the earlier of the expiration of the 30-day cure period in subclause (2) or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) through (iv). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again, a Person may assert Good Reason again subject to all of the conditions set forth herein.

“Governmental Authority” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

“Governmental Authorization” shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given, or otherwise made available by or under, or any filing or other notice made to, any Governmental Authority or pursuant to any law.

“Indebtedness” shall mean at a particular time, without duplication, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, or (c) any commitment by which a Person guarantees a creditor against loss (including contingent reimbursement obligations with respect to letters of credit).

“IPO” shall mean an initial underwritten registered offering of Equity Securities of the Company or any other Company Offeror to the public pursuant to an effective registration statement (other than Form S-4 or S-8 or any successor form) under the Securities Act where such public offering is broadly distributed and generates net proceeds to the Company or such Company Offeror (or its selling securityholders) and pursuant to which such equity securities of the Company or such Company Offeror are listed on the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange or any of their respective successors.

“Liquidation Preference” shall mean, for any Class A Member, as of any date, an amount equal to the aggregate amount of such Member’s Capital Contribution.

“Listing Event” shall mean (a) an IPO, (b) a Direct Listing or (c) a SPAC Transaction.

“Majority Interest” shall mean, with respect to a matter to be voted on or any action to be taken by the Members, as of the applicable date, a number of issued and outstanding Units entitled to vote on such matter that equal more than fifty percent (50%) of the aggregate number of issued and outstanding Units entitled to vote on such matter as of such date.

“Member Nonrecourse Debt” shall mean “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” shall mean “partner nonrecourse deduction” as defined in Treasury Regulation Section 1.704-2(i).

“Net Income” and “Net Loss” shall mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s net taxable income or net taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a) any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulation Section 1.704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d) any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for book depreciation) in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(e) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Participating Member” shall mean each Member who (a) holds greater than three percent (3%) of the issued and outstanding Units and (b) is an Accredited Investor.

“Partnership Tax Audit Rules” shall mean the provisions of Subchapter C of Chapter 63 of the Code as in effect with respect to partnership taxable years beginning after December 31, 2017, and any corresponding provisions of state, local or foreign law.

“Permitted Transferee” shall mean the transferee in any Permitted Transfer.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Preemptive Securities” shall mean any (a) Equity Securities or (b) any debt security, loan, or other borrowing or lending agreement, arrangement, or understanding.

“Profits Interest” shall mean a Class B Membership Interest, and each shall be issued with a Profits Interest Threshold Amount (which may be zero dollars ($0)) fixed on the date of issuance and designated as a Profits Interest by the Company. Each Class B Membership Interest is intended to meet the definition of a “profits interest” in Internal Revenue Service Revenue Procedures 93-27 and 2001-43, and this Agreement shall be interpreted in a manner consistent with such intention. A Profits Interest shall be treated as a Unit for all purposes of this Agreement except for adjustments of amounts distributable with respect to such Profits Interest as provided in Section 6.2(d)(i).

“Profits Interest Threshold Amount” for a Profits Interest shall mean an amount equal to the amount that would be distributed in respect of a Class A Membership Interest if, immediately after the Profits Interest is issued, the Company were to liquidate completely and in connection with such liquidation (a) sell all of its assets at their Fair Market Values, (b) settle all of its liabilities to the extent of the available assets of the Company (but limited, in the case of nonrecourse liabilities, to the value of the property securing such liability), and (c) each Member were to pay to the Company at that time the amount of any obligation then unconditionally due to the Company, and then the Company were to distribute any remaining cash and other proceeds to the holders of Units in accordance with the distribution provisions of Section 6.2(c); provided, however, that the Profits Interest Threshold Amount shall not be less than zero dollars ($0). The Managing Member shall have the discretion to set any Class B Membership Interest’s Profits Interest Threshold Amount to equal an amount that is greater than the amount determined in the prior sentence. The Profits Interest Threshold Amount of a Class B Membership Interest issued as a Profits Interest shall be adjusted dollar-for-dollar in the following manner:

(i) In the event of any distribution pursuant to Section 6.2(a) or Section 6.2(c) the Profits Interest Threshold Amount of each Profits Interest outstanding at the time of such distribution shall be reduced by the amount that a Class A Membership Interest receives in such distribution (with such reduction occurring immediately after the determination of the portion of such distribution, if any, that such Profits Interest is entitled to receive). For purposes of applying this adjustment, the Managing Member may treat a single distribution as two or more separate, sequential distributions (and if such an approach is taken, the adjustments to the Profits Interest Threshold Amount shall be made following one such separate distribution and before the next such separate distribution).

(ii) In the event of any Capital Contribution made with respect to outstanding Class A Membership Interests, the Profits Interest Threshold Amount of each Profits Interest outstanding at the time of such Capital Contribution may, at the election of the Managing Member, be increased by the per-Unit amount of the Capital Contribution.

(iii) If the Company at any time subdivides (by any Unit split or otherwise) the Profits Interests into a greater number of Units, the Profits Interest Threshold Amount of each such affected Profits Interest outstanding immediately prior to such subdivision shall be proportionately reduced. If the Company at any time combines (by reverse Unit split or otherwise) the Profits Interests into a smaller number of Units, the Profits Interest Threshold Amount of each such affected Profits Interest outstanding immediately prior to such combination shall be increased as determined by the Managing Member.

(iv) No adjustment to the Profits Interest Threshold Amount shall be made in connection with (A) any redemption or repurchase by the Company or any Member of any Units or (B) any Capital Contribution by any Member in exchange for newly issued Units or Equity Securities.

“Qualified Bid” shall mean a binding agreement providing for (i) the sale, transfer, or other disposition of all of the outstanding equity interests in the Company or (ii) the sale, disposition or exclusive license by the Company of all or substantially all of the assets of the Company, in each case to an unaffiliated third party in which the minimum implied valuation of the Company reflects gross cash proceeds to Class A Members of at least three times (3x) the aggregate amount of Capital Contributions attributable to the Class A Members (including, for the avoidance of doubt, any Additional Capital Contributions).

“Rule 144” shall mean Rule 144 under the Securities Act or any successor rule.

“Sale of the Company” shall mean the occurrence of any of the following, in one transaction or a series of related transactions (in each case on arm’s length terms): (a) the transfer to any “Person” or “Persons” (in each case, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), who is a bona fide third party, pursuant to which such Person becomes a “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than fifty percent (50%), in the aggregate, of the combined voting power of the then outstanding voting securities of the Company; (b) there is consummated a merger or consolidation of the Company with any other Person, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; (c) the Members of the Company approve a plan of complete liquidation or dissolution of the Company; or (d) there is consummated an agreement for the sale, disposition, or exclusive license by the Company of all or substantially all of the assets of the Company. It is specifically understood that a Listing Event shall not be a Sale of the Company.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SPAC Transaction” shall mean the closing of a merger, acquisition or other business combination involving the Company and a publicly traded special purpose acquisition company or other similar entity, resulting in a listing of equity securities on the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange.

“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association or other entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, joint venture, association or other entity (other than a corporation), a majority of limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, joint venture, association or other entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, joint venture, association or other entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, joint venture, association or other entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Substitute Member” shall mean an Assignee who has been admitted to all of the rights of membership pursuant to Section 8.6.

“Transfer” shall mean the, direct or indirect, sale, assignment, transfer, grant of a participation in, pledge, mortgage, encumbrance or other disposal of any Units; provided, however, that the transfer of an interest in any of the Members that is not a natural person shall not be deemed to be a Transfer of the Units held by such Member, except to the extent that the transfer of such interest would have the effect of circumventing the restrictions on Transfer set forth in this Agreement. The terms “Transferee,” “Transferor,” “Transferred,” “Transferable” and other forms of the word “Transfer” have correlative meanings.

“Units” shall mean the units representing the interests in the Company, and shall initially consist of, collectively, the Class A Membership Interests, the Class B Membership Interests, and the Class C Membership Interests of the Company, with each Class A Membership Interest, Class B Membership Interest and Class C Membership Interest, equal to one (1) Unit.

“Wallet” shall mean the cryptocurrency wallet commonly referred to (as of the date hereof) as the “Hiro Wallet,” which was developed, maintained, and made available to users by certain Members and their Affiliates and will be further developed by the Company.

“Wallet Business” shall mean the commercial efforts and business activities engaged in or conducted by the Members or their Affiliates in connection with the historical, current, or future ownership, operation, management, and development of the Wallet, including in respect of the items set forth on Schedule A hereto.

1.2 Index of Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Act	Recitals
Additional Securities	5.7(a)
Adverse Person	8.3(h)
Agreement	Preamble
Agreement Date	Preamble
Award Agreements	5.1(f)(i)
Awards	5.1(f)(i)
Capital Account	5.6
Certificate of Formation	2.1
Chancery Courts
Chosen Courts
Claims	12.2
Class A ROFO Period	8.9(d)
Class A Qualified Offer	8.9(c)
Class B Trigger Event	8.9(a)
Class B Trigger Event Notice	8.9(a)
Class C Trigger Event	8.10(a)
Class C Trigger Event Notice	8.10(a)
Company	Preamble
Conversion Transaction	9.1(a)
Covered Person	12.1

Additional Capital Contributions	5.3(a)
Event of Dissolution	Article X
Fiscal Year	7.2
Forfeiture Allocations	6.3(b)(v)
G&A Budget	5.2
Grant Documentation	5.1(b)
Initial Capital Contributions	5.3(a)
Interim Distributions	6.2(a)
Managing Member	4.1
Member	Preamble
Members	Preamble
Participating Buyer	5.7(a)
Participation Notice	5.7(a)
Partnership Representative	7.4(a)(i)
Permitted Transfer	8.2(e)
Plan	5.1(f)(i)
Proposed Sale	8.9(g)
PTET	7.4(d)
Regulatory Allocations	6.3(b)(iv)
Sale Process	8.9(b)
Securityholder Representative	8.9(e)(vii)
Tax Distribution	6.2(a)
Tokens	Sched. B

ARTICLE II

THE LIMITED LIABILITY COMPANY

2.1 Formation. The Company was previously formed as a limited liability company pursuant to the provisions of the Act. A Certificate of Formation for the Company (the “Certificate of Formation”) was filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act, which filing is hereby ratified and confirmed. The Company and, if required, each of the Members shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware and as may be necessary in order to protect the limited liability of the Members as members under the laws of the State of Delaware.

2.2 Name. The name of the Company shall be “Leather Wallet LLC”, and its business shall be carried on in such name with such variations and changes as the Managing Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

2.3 Business Purpose. The Company is formed for the purposes of investing in, owning, operating, managing and developing the Wallet Business and engaging in any lawful activities or transactions under the Act as may be necessary, advisable or desirable in connection therewith.

2.4 Registered Office and Agent. The location of the registered office of the Company shall be 251 Little Falls Drive, Wilmington, Delaware 19808. The Company’s registered agent at such address shall be Corporation Service Company.

2.5 Term. The term of the Company commenced on the date of filing of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved pursuant to Article X below.

2.6 Company Powers. In furtherance of the business purpose specified in Section 2.3 and without limiting the generality of Section 4.1, and except as otherwise provided herein, the Company and the Managing Member, acting on behalf of the Company, shall be empowered to do or cause to be done any and all acts deemed by the Managing Member to be necessary or advisable in furtherance of the business purpose of the Company. Except as otherwise provided herein, the Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

2.7 Business Transactions of a Member with the Company; Duties. Any Member may transact business with the Company and shall have the same rights and obligations with respect to any such matter as a Person who is not a Member.

2.8 Principal Place of Business. The principal place of business of the Company shall be at such location as the Managing Member may, from time to time, select.

2.9 Title to Company Property. Legal title to all property of the Company shall be held and vested and conveyed in the name of the Company, and no real or other property of the Company shall be deemed to be owned by any Member individually. The Units of the Members in the Company shall constitute personal property.

2.10 Limited Liability Company. The parties to this Agreement agree to form a limited liability company and do not intend to form a partnership or joint venture under the laws of the State of Delaware or any other laws and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in Section 7.3 and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.

ARTICLE III

THE MEMBERS

3.1 The Members. The name, address, number of Units (including Profits Interests), Initial Capital Contributions (if applicable), any Additional Capital Contributions (if applicable) and any Profits Interest Threshold Amount (as applicable) of each Member shall be maintained in the books and records of the Company. Such books and records may be amended from time to time by the Managing Member to reflect the admission of any Additional Members, the acquisition of additional Units by any Member and the transfer, forfeiture or repurchase of Units, each as permitted by the terms of this Agreement. All Initial Capital Contributions and Additional Capital Contributions are in respect of the Members’ Units.

3.2 Admission of New Members. A Person shall be admitted as a Member of the Company only upon (a) the prior written approval of the Managing Member as provided in this Agreement, (b) the prior written approval of Mark Hendrickson, for so long as Mark Hendrickson (or his Permitted Transferee) continues to hold Class B Membership Interests and has not become a Bad Leaver, and (c) receipt by the Company of a counterpart or joinder to this Agreement, executed by such Person, agreeing to be bound by the terms of this Agreement.

3.3 Member Meetings.

(a) Actions by the Members; Meetings. Members shall only be entitled to vote on matters as specifically provided under this Agreement. On any matter upon which Members may vote, the Members entitled to vote may vote, approve a matter, or take any action by the vote of Members holding Units entitled to vote at a meeting, in person or by proxy, or without a meeting by the written consent of such Members entitled to vote pursuant to Section 3.3(b). Meetings of the Members shall be held upon not less than two (2) nor more than sixty (60) days’ prior written notice of the time and place of such meeting delivered to each Member in the manner provided in Section 13.1. Notice of any meeting may be waived by any Member before or after any meeting. Meetings of the Members may be conducted in person or by conference telephone, videoconference or webcast facilities.

(b) Action by Written Consent. Any action may be taken by the Members without a meeting if authorized by the written consent of the Members holding Units representing at least a Majority Interest. In no instance where action is authorized by written consent will a meeting of Members be required to be called or notice be required to be given.

(c) Quorum; Voting. For any meeting of Members, the presence in person or by proxy of Members owning Units representing at least a Majority Interest shall constitute a quorum for the transaction of any business. If a quorum is not constituted at any meeting of the Members within thirty (30) minutes from the time appointed for the meeting to begin or if a quorum ceases to be present for a period exceeding ten (10) minutes, the meeting shall be adjourned for one (1) hour and at the time in which such meeting shall continue, the presence in person or by proxy of Members owning Units representing at least a Majority Interest shall constitute a quorum. Except as otherwise provided in this Agreement, when a quorum is present at any meeting, the affirmative vote of Members owning Units representing at least a Majority Interest, present in person or represented by proxy, shall constitute approval of any action.

3.4 Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

3.5 Power to Bind the Company. No Member (acting in its capacity as such) other than the Managing Member acting in such capacity shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Managing Member.

ARTICLE IV

THE MANAGING MEMBER AND OFFICERS

4.1 Management by the Managing Member.

(a) Except for matters that are expressly reserved hereunder to the Members for decision, the business and affairs of the Company shall be managed initially by a managing member (the “Managing Member”), who shall be responsible for policy setting, approving the overall direction of the Company, and making all decisions affecting the business and affairs of the Company. The Managing Member is a “manager” of the Company within the meaning of the Act. No other Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Managing Member pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Managing Member. Nassau Machines, Inc. shall be the initial Managing Member.

(b) The Managing Member shall serve until the earliest occurrence of (i) its resignation, removal or dissolution or (ii) the vesting of the Class C Membership Interests in accordance with Section 5.1(d)(iii). The Managing Member may resign at any time upon five (5) days’ written notice to the Members. Prior to the vesting of the Class C Membership Interests in accordance with Section 5.1(d)(iii), the Managing Member may be removed by a Majority Interest at the time of removal and a Majority Interest shall designate a successor Managing Member. While Nassau Machines, Inc. is serving as the Managing Member, for so long as Mark Hendrickson (or his Permitted Transferee) continues to hold Class B Membership Interests and has not become a Bad Leaver, if the Company, either directly or indirectly, by amendment, merger, consolidation, recapitalization, reclassification or otherwise, proposes to take any of the actions described on Schedule B, it shall notify the Class C Members prior to taking such action and, following receipt of such notice, the Class C Members may, acting by unanimous written consent, object to such action. If, but only if, the Class C Members, acting by unanimous written consent, object to such action within five (5) business days of receipt of notice, the Company shall not be authorized to take the proposed action described on Schedule B without the written consent of the Class C Members holding a majority of the Class C Membership Interests. If at any time while Nassau Machines, Inc. is serving as the Managing Member, either Mark Hendrickson becomes a Bad Leaver or Mark Hendrickson or his Permitted Transferee ceases to hold Class B Membership Interests, the Class C Members shall not be entitled to object to any of the actions described on Schedule B, nor shall the consent of such holders be required to authorize any such actions. If at any time any Class C Member becomes a Bad Leaver, such Member shall no longer be entitled to the consent rights set forth on Schedule B.

(c) Upon the vesting of the Class C Membership Interests in accordance with Section 5.1(d)(iii), Nassau Machines, Inc. shall automatically be removed as the Managing Member without any further consent or action by any Person, the Class C Members shall be solely and exclusively authorized to manage the business and affairs of the Company and all references to “Managing Member” herein shall be interpreted to refer to the Class C Members holding a majority of the Class C Membership Interests acting by written consent; provided, however, that for so long as Nassau Machines, Inc. (or its Permitted Transferee) continues to hold Class A Membership Interests, if the Company, either directly or indirectly, by amendment, merger, consolidation, recapitalization, reclassification or otherwise proposes to take any of the actions described on Schedule B, it shall notify Nassau Machines, Inc. prior to taking such action and, following receipt of such notice, Nassau Machines, Inc. may, acting by written consent, object to such action. If, but only if, Nassau Machines, Inc., acting by written consent, objects to such action within five business days of receipt of notice, the Company shall not be authorized to take the proposed action described on Schedule B without the written consent of Nassau Machines, Inc. If at any time following the vesting of the Class C Membership Interests in accordance with Section 5.1(d)(iii), Nassau Machines, Inc. (or its Permitted Transferee) ceases to hold Class A Membership Interests, Nassau Machines, Inc. shall not have the authority to object to any of the actions described on Schedule B.

(d) Upon the vesting of the Class C Membership Interests in accordance with Section 5.1(d)(iii), the Members and the Managing Member agree to work together in good faith to enable the independent operation of the Company by the Class C Members.

4.2 Officers and Related Persons. The Managing Member shall have the authority to appoint and terminate, from time to time (with or without cause) the officers of the Company, and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Managing Member deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties. Any number of offices may be held by the same person, unless otherwise prohibited by law. The officers of the Company need not be Members of the Company. Subject to Section 4.1, any officer appointed by the Managing Member may be removed at any time, with or without cause, by the Managing Member. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Managing Member.

4.3 Voting Securities Owned by the Company. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to Equity Securities owned by the Company may be executed in the name of and on behalf of the Company by any officer authorized to do so by the Managing Member and any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of securityholders of any entity in which the Company may own Equity Securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such Equity Securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Managing Member may, from time to time confer like powers upon any other person or persons.

4.4 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Managing Member.

4.5 No Implied Duties for Members. Notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, to the fullest extent permitted by law, including Section 18-1101(c) of the Act, neither the Managing Member nor any Member (each in its capacity as such) shall owe any duties at law or in equity (including fiduciary duties) to the Company, the Managing Member, any Member or any other Person; provided that the limitations set forth in this Section 4.5 shall not eliminate the implied contractual covenant of good faith and fair dealing or limit the duties or obligations of the Managing Member or any Member who is also an officer or employee of the Company or any Company Subsidiary when acting in its capacity as an officer or employee.

ARTICLE V

CAPITAL STRUCTURE AND CONTRIBUTIONS

5.1 Capital Structure.

(a) General. Subject to the terms of this Agreement, and, for so long as Mark Hendrickson (or his Permitted Transferee) continues to hold Class B Membership Interests and has not become a Bad Leaver, subject to the prior written consent of Mark Hendrickson:

(i) the Company is authorized to issue equity interests in the Company designated as Units;

(ii) subject to the limitations set forth on Schedule B, the Managing Member may, pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Managing Member, from time to time after the Agreement Date, (A) create classes and tranches of Units having such economic and other terms as shall be determined by the Managing Member; and (B) grant Units from time to time after the Agreement Date; and

(iii) subject to the limitations set forth on Schedule B, the Managing Member may, pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Managing Member, create and issue additional classes and series of Units and fix for each such class or Unit such voting powers and such distinctive designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions as determined by Managing Member;

(b) The relative rights, powers, preferences, duties, liabilities and obligations of holders of the Units shall be as set forth in this Agreement and in the instruments or agreements governing the terms of issuance of such Units (the “Grant Documentation”).

(c) The capital structure of the Company shall initially consist of Class A Membership Interests, Class B Membership Interests, and Class C Membership Interests. As of the Agreement Date, 10,000,000 Class A Membership Interests, 1,363,636 Class B Membership Interests and 1,363,636 Class C Membership Interests are outstanding. For the avoidance of doubt, Class C Membership Interests shall not be considered limited liability company interests of the Company and shall not have rights to any distributions, proceeds or other economic entitlements or, unless (i) vested in accordance with the terms hereof or (ii) as provided in Section 4.1, any right to vote.

(d) Units. The Class A Membership Interests and Class B Membership Interests shall have such rights to allocations and distributions as may be authorized and set forth under this Agreement and the Grant Documentation. Each Unit other than a Class C Membership Interest shall be entitled to one vote, in person or by proxy, on all matters upon which the Members holding Class A Membership Interests or Class B Membership Interests, as applicable, have the right to vote as set forth in this Agreement. The Class C Membership Interests shall not be entitled to vote on any matter unless (i) vested in accordance with the terms hereof or (ii) as provided in Section 4.1.

(i) Class A Membership Interests. Class A Membership Interests shall initially be issued to the Members set forth on Schedule C-1 hereto in accordance with Section 5.3.

(ii) Class B Membership Interests.

(1) In exchange for the provision of services to the Company, Class B Membership Interests shall initially be issued to the Members set forth on Schedule C-2 hereto in the number set forth opposite the name of such Member. Such Class B Membership Interests will be subject to the terms, conditions, requirements and procedures, including with respect to vesting, as set forth in the Grant Documentation. Further, such Class B Membership Interests shall initially be deemed unvested and will only vest, if at all, (i) as set forth in the Grant Documentation or, if earlier, (ii) upon the occurrence of a Class C Trigger Event.

(2) Immediately prior to the consummation of an independent third-party investment in the Company that satisfies the conditions of the milestone set forth on Schedule D (“Third-Party Investment”), the Class B Membership Interests of each Class B Member as set forth on Schedule C-1 shall be increased, such that, over time (but in any case prior to or, as applicable, in connection with a Sale of the Company) the aggregate Distribution Interest Percentage in respect of the Class B Membership Interests shall be 18% and, accordingly, the aggregate Distribution Interest Percentage in respect of the Class A Membership Interests shall be 82% (the “Revised Distribution Interest Percentages”), with such adjustments to be pro rata in proportion to the Unit ownership of each Class B Member and Class A Member, as applicable. To give effect to the immediately preceding sentence, the Company shall determine, pursuant to Section 6.2(a)(ii), the amount distributable to the Class A Members, on the one hand, and the Class B Members, on the other hand, immediately prior to the consummation of a Third-Party Investment, and thereafter specially allocate Net Income of the Company in an amount necessary to effectuate such adjustment solely to the Class B Members in proportion to their Class B Membership Interests and make corresponding awards of Units to the Class B Members (and update Schedule C-1 accordingly) in proportion to such Net Income allocations until the aggregate Distribution Interest Percentage in respect of the Class B Membership Interests is 18% (and, accordingly, that the aggregate Distribution Interest Percentage in respect of the Class A Membership Interests is 82%); provided, however, that if upon the occurrence of a Sale of the Company or Conversion Transaction the Company has not received sufficient Net Income to effectuate any or all of the adjustment contemplated by this Section 5.1(d)(ii)(2), the consideration received by the Company or the Members in respect of such Sale of the Company or Conversion Transaction shall be distributed in accordance with the Revised Distribution Interest Percentages, and the Company shall specially allocate items of income, gain, deduction and loss to the Members in a manner consistent with such distribution. The portion of the Units of a Class B Member corresponding to such increase shall be subject to a new vesting schedule beginning on the date of the Third-Party Investment (but otherwise on terms equivalent to those set forth in the Grant Agreement initially entered into by each Class B Member), as reasonably determined in good faith by the Managing Member.

(iii) Class C Membership Interests. Class C Membership Interests shall initially be issued to the Members set forth on Schedule C-3 hereto in the number set forth from time to time opposite the name of such Member. Such Class C Membership Interests shall initially be deemed unvested and will only vest, if at all, upon the (i) occurrence of a Class C Trigger Event or (ii) occurrence or achievement of the milestone set forth on Schedule D hereto provided that Mark Hendrickson (or his Permitted Transferee) continues to hold Class B Membership Interests and has not become a Bad Leaver as of such date.

(e) Profits Interests. The Company and each Member agree to treat each Profits Interest as a separate “profits interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. Notwithstanding anything herein to the contrary, distributions in respect of Profits Interests pursuant to Section 6.2(c) (solely with respect to such Member’s Profits Interests) shall be limited to the extent necessary so that each Profits Interest qualifies as a “profits interest” under Rev. Proc. 93-27, and this Agreement shall be interpreted accordingly. In the event that distributions to a Member pursuant to Section 6.2(c) are limited as a result of the preceding sentence, the Managing Member is authorized to adjust future distributions to the Member in the manner it deems appropriate so that, after such adjustments are made, each Member receives, to the maximum extent possible, an amount of distributions equal to the amount of distributions such Member would have received were such sentence not part of this Agreement; provided, however, that any such adjustment to distributions shall be consistent with the treatment of the Profits Interests as “profits interests”. Additionally, in accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Company shall treat a Member holding Profits Interests as the owner of such Profits Interests from the date of grant, and shall file its IRS Form 1065, and issue appropriate Schedule K-1s to such Member, allocating to such Member its distributive share of all items of income, gain, loss, deduction and credit associated with such Profits Interest as if it were fully vested. Each Member holding Profits Interests agrees to take into account such distributive share in computing its U.S. federal income tax liability for the entire period during which it holds Profits Interests. The Company and each Member agree not to claim a deduction (as wages, compensation or otherwise) for the Fair Market Value of such Profits Interests issued to a Member, either at the time of grant of the Profits Interest or at the time the Profits Interest becomes substantially vested. The undertakings contained in this Section 5.1(e) shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. The provisions of this Section 5.1(e) shall apply regardless of whether or not the holder of a Profits Interest files an election pursuant to Section 83(b) of the Code.

(f) Profits Interest Plan.

(i) The Managing Member may adopt a written plan pursuant to which Class B Membership Interests (in the form of Profits Interests) may be granted in compliance with Rule 701 of the Securities Act, or another applicable exemption (as may be amended, restated or superseded by a successor plan, the “Plan”). The Members hereby agree that the Managing Member shall have the authority to adopt and administer the Plan, or appoint an administrator thereof, in accordance with the terms of the Plan and this Agreement, and that such Plan may entail the issuance of Class B Membership Interests to a holding entity that will in turn make grants to persons as determined by the Managing Member in accordance with the Plan (in which case, the Managing Member shall make any changes to this Agreement it deems necessary, acting in good faith, to implement the intent of the provisions of this Agreement related to Profits Interests). In connection with the adoption of the Plan and the granting of Class B Membership Interests (in the form of Profits Interests) thereunder (“Awards”), the Managing Member may negotiate and enter into award agreements with each person to whom it grants such Awards (such agreements, “Award Agreements”). Each Award Agreement shall include such terms, conditions, rights and obligations as may be determined by the Managing Member, in its sole discretion, consistent with the terms herein. In the event that previously issued Class B Membership Interests (in the form of Profits Interests) under the Plan are reacquired by the Company pursuant to a forfeiture provision, right of first refusal, or repurchase by the Company, such Class B Membership Interests (in the form of Profits Interests) shall be added to the number of Class B Membership Interests then available for issuance under the Plan.

(ii) The Managing Member shall establish such vesting or forfeiture criteria for the Awards as it determines in its discretion and shall include such vesting or forfeiture criteria in the Plan and/or applicable Award Agreement.

(iii) Unless specifically provided in this Agreement or otherwise provided in the Plan or pursuant to an Award Agreement, the Class B Membership Interests issued pursuant to the Plan shall be non-voting.

(iv) Each recipient of an Award pursuant to the Plan shall make a timely and effective election under Section 83(b) of the Code with respect to such Class B Membership Interests (in the form of Profits Interests), unless the Managing Member determines otherwise, and shall provide the Company with an executed copy of such election.

(g) Certificates; Legend. In the sole discretion of the Managing Member, the issued and outstanding Units may be represented by certificates. In addition to any other legend required with respect to a particular class, group or series of Units or pursuant to any other agreement among Members and the Company, each such certificate shall bear a legend indicating that such Unit is subject to this Agreement and may not be transferred other than in accordance with the terms hereof and applicable federal and state securities laws.

5.2 Expenses. All expenses incurred by the Company in connection with day-to-day operations shall be the responsibility of the Managing Member up to the limits set forth in the mutually agreed upon annual general and administrative expense budget attached hereto as Schedule F (the “G&A Budget”). Any such expenses shall, to the extent borne by Nassau Machines, Inc. (or any other Member with the consent of the Managing Member), be treated as Capital Contributions of such Member in accordance with Section 5.3.

5.3 Capital Contributions.

(a) Each Class A Member shall contribute or be deemed to have contributed, as its initial capital contribution (the “Initial Capital Contributions”) to the Company, the amount in cash or the Fair Market Value of other properties or assets contributed set forth opposite such Member’s name on Schedule C-1 hereto. The books and records of the Company shall hereafter be updated to include an Initial Capital Contribution of any Member. The books and records of the Company shall be updated from time to time to reflect any additional Capital Contributions made by a Member after the first date on which such Member made Initial Capital Contributions, including any Capital Contributions made in respect of the G&A Budget and any other operating expenses of the Company funded by Nassau Machines, Inc. (“Additional Capital Contributions”).

(b) In exchange for its Initial Capital Contribution and for other good and valuable consideration, each Class A Member is hereby admitted as a Member and issued the number of Class A Membership Interests set forth opposite the name of such Member on Schedule C-1 hereto. For the avoidance of doubt, notwithstanding any provision of this Agreement to the contrary, the Managing Member shall not receive any additional Class A Membership Interests and its Distribution Interest Percentage shall not change in connection with any Additional Capital Contributions made to the Company.

5.4 No Withdrawal of Capital Contributions. Except as explicitly provided herein, no Member shall have the right to withdraw its Capital Contributions from the Company.

5.5 No Other Capital Contributions. Except for Additional Capital Contributions, no Member shall be obligated to make any cash or non-cash contribution to the Company’s capital. Except for Additional Capital Contributions or with the approval of the Members, no Member shall be permitted to make any cash or non-cash contribution to the Company’s capital.

5.6 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 5.6. Each Capital Account shall be established and maintained in accordance with the following provisions.

(a) Each Member’s Capital Account shall be increased by the amount of:

(i) such Member’s Capital Contributions;

(ii) any Net Income or other item of income or gain specially allocated to such Member pursuant to Article VI; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b) Each Member’s Capital Account shall be decreased by:

(i) the amount of cash or Fair Market Value of any property distributed to such Member pursuant to Article VI and Section 11.1;

(ii) the amount of any Net Loss or other item of loss or deduction specially allocated to such Member pursuant to Article VI; and

(iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

5.7 Preemptive Rights.

(a) General. Prior to the consummation of a Listing Event, if the Company or any Company Subsidiary issues or sells any Preemptive Securities (other than any Excluded Securities) (all such securities collectively referred to as “Additional Securities”), the Company or such Company Subsidiary shall offer to sell to each Participating Member, upon identical terms and conditions, the right to purchase a number of each class of Additional Securities equal to the quotient determined by dividing (i) the number of Units (assuming the conversion, exercise or exchange of all outstanding Equity Securities of the Company, including any Equity Securities that are convertible for, or exchangeable into, or otherwise allow the Members to acquire Equity Securities) then held by such Participating Member by (ii) the aggregate number of Units outstanding on a fully diluted basis immediately prior to such issuance or sale (assuming the conversion, exercise or exchange of all outstanding Equity Securities of the Company, including any Equity Securities that are convertible for, or exchangeable into, or otherwise allow the Members to acquire Equity Securities) held by all Members. Such offer shall be made by written notice (a “Participation Notice”) given to each Participating Member specifying therein the amount of the Additional Securities being offered by the Company and the purchase price and other material terms of such offer. Each such Participating Member shall have a period of twenty (20) days from and after the date of the Participation Notice within which to accept such offer in whole or in part. If a Participating Member elects to accept such offer in whole or in part, such Participating Member (each such Participating Member, a “Participating Buyer”) shall so accept by written notice to the Company given within such period of twenty (20) days. If a Participating Member fails to give written notice to the Company within such period of twenty (20) days, such Participating Member shall be deemed to have declined such offer. For the avoidance of doubt, in the event that more than one (1) class of Additional Security is offered for sale by the Company, each Participating Buyer shall be required to subscribe for the same proportion of each such class. If the Participating Members fail to exercise the rights set forth in this Section 5.7 with respect to any portion of the Preemptive Securities identified in the Participation Notice, the Company shall have ninety (90) days thereafter to issue or sell such portion of the Preemptive Securities in respect of which the Participating Member’s rights were not exercised, at a price no less than the price set forth in the Company’s applicable Participation Notice and on the same terms and conditions as those set forth in such Participation Notice.

(b) Closing. The closing with respect to any Additional Securities to be purchased by a Participating Buyer shall be held within sixty (60) days after the date of such Participating Buyer’s election to purchase, or on such other date as the Company and such Participating Buyer shall agree; provided that the Company may, in its sole discretion, hold one closing with respect to the purchase of all Additional Securities on a date determined by the Company that is not less than sixty (60) days and not more than ninety (90) days after the last Participating Member accepts or declines (or the applicable offer period expires with respect to) any offer in connection with the same offering of Additional Securities. Nothing contained herein shall preclude the Managing Member from permitting any of the Participating Members to purchase all or a portion of the Additional Securities prior to the closing referred to above, subject to the rights of the other Participating Members with respect to such Additional Securities set forth in this Section 5.7.

(c) Delay. Notwithstanding anything to the contrary set forth in this Section 5.7, in circumstances where (i) the Board reasonably believes that the Company or any Company Subsidiary requires funding on an urgent basis or (ii) the issuance of Additional Securities is required in connection with raising of capital for an acquisition by, or business combination with, or undertaking by, the Company or any Company Subsidiary, or the acquisition of the assets of an unaffiliated third party, the Company (or relevant Company Subsidiary) may, in lieu of concurrently offering any Additional Securities to all Members, initially offer, sell and issue Additional Securities only to certain Members, so long as within thirty (30) Business Days thereafter the Company subsequently complies with the provisions of this Section 5.7 with respect to all other Members by offering to such other Member(s) their share of such Additional Securities (as otherwise determined pursuant to Section 5.7(a) prior to any sales and issuances permitted by this Section 5.7(c)).

(d) Certain Legal Requirements. In the event that the issuance of Additional Securities to a Member would require under Applicable Law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities when such registration or qualification is not otherwise required for issuance or (ii) the provision to such Member of any specified information regarding the Company or any Company Subsidiary or the Additional Securities that is not otherwise required to be provided for such issuance, such Member shall not have the right to participate in the issuance, unless the Company, in its sole discretion, elects to comply with such requirement. Without limiting the generality of the foregoing, it is understood and agreed that neither the Members nor the Company shall be under any obligation to effect a registration of such securities under the Securities Act or any similar state statutes.

(e) Further Actions. Each Participating Buyer shall take or cause to be taken all such actions as may be necessary or desirable in order to consummate expeditiously any sale and issuance pursuant to this Section 5.7 to which it is party, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; filing applications, reports, returns and other documents or instruments with Governmental Authorities; and otherwise reasonably cooperating with the Company and any prospective purchaser(s).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1 No Right to Distributions. No Member shall have the right to demand or receive distributions of any amount, except as expressly provided in this Article VI.

6.2 Distributions.

(a) Generally. Subject to this Section 6.2 and Section 11.1, the Managing Member shall have sole discretion regarding the aggregate amounts, timing and form of Distributions to Members, in each case subject to the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company which shall include the payment or the making of provision for the payment when due of the Company’s obligations, including the payment of any management or administrative fees and expenses or any other obligations. Following its determination of the amount to be distributed pursuant to this Section 6.2(a) (which for the avoidance of doubt, shall not include Distributions in connection with an Event of Dissolution or a Sale of the Company) (the “Interim Distributions”), the Managing Member shall distribute such Interim Distribution to each Member in the following order and priority:

(i) first, to the holders of outstanding Class A Membership Interests (ratably among such holders based upon each Member’s aggregate unreturned Liquidation Preference), until such holders have received aggregate distributions pursuant to this Section 6.2(a)(i) equal to the amount of such Member’s Liquidation Preference; and

(ii) thereafter, to the holders of outstanding Class A Membership Interests and Class B Membership Interests, their Distribution Interest Percentages of all remaining amounts (including, as applicable, the adjustments to such Distribution Interest Percentages pursuant to Section 5.1(d)(ii)(2)), with Class A Membership Interests and Class B Membership Interests treated as a single class of Units.

(b) Tax Distributions. To the extent that funds of the Company are permitted to be distributed under Applicable Law and the provisions of any agreement or instrument governing Indebtedness that is then-binding upon the Company, the Managing Member shall cause the Company to distribute to each Member on or before the tenth (10th) day prior to the due date of federal estimated taxes for individuals, an amount of cash (a “Tax Distribution”) which in the good faith judgment of the Managing Member equals (i) the aggregate amount of taxable income (determined without regard to any tax consequences to such Member under Code Sections 734 or 743) of the Company allocable to such Member in respect of such relevant period for federal estimated tax payment (for the avoidance of doubt, including income or gain allocations to the Member made under Code Section 704(c)), and taking into account any Net Loss allocated to such Member in respect of all prior relevant periods and not previously taken into account under this clause, multiplied by (ii) the Assumed Tax Rate. In calculating the amount of any Tax Distribution payment, the Managing Member may rely on estimated or projected information and may make adjustments to subsequent Tax Distributions to reflect deviations between actual results and estimated or projected results. Notwithstanding anything to the contrary in this Agreement, (i) Tax Distributions shall not be treated as advances against, and shall not reduce, the Members’ entitlements to Distributions under Section 6.1(a), this Section 6.2(b), Section 6.2(c) and Section 11.1, (ii) no Tax Distribution shall be made with respect to any income or gain arising in respect of any Sale of the Company and (iii) the Company shall have no obligation to borrow funds or incur Indebtedness to fund any Tax Distribution. No Member shall be liable to the Company for any amount distributed to it pursuant to this Section 6.2(b), or for any interest on such amount.

(c) Liquidating Distributions. In the event of a Sale of the Company, the Managing Member shall distribute the Company’s cash or other assets (taking such other assets into account at their Fair Market Value at the time of distributions) available for distribution to holders of Units in the following order and priority:

(i) first, to the holders of outstanding Class A Membership Interests (ratably among such holders based upon each Member’s aggregate unreturned Liquidation Preference), until such holders have received aggregate distributions pursuant to Section 6.2(a) and this Section 6.2(c)(i) equal to the amount of such Member’s Liquidation Preference; and

(ii) thereafter, to the holders of outstanding Class A Membership Interests and Class B Membership Interests their Distribution Interest Percentages of all remaining amounts (including, as applicable, the adjustments to such Distribution Interest Percentages pursuant to Section 5.1(d)(ii)(2)), with Class A Membership Interests and Class B Membership Interests treated as a single class of Units.

(d) Certain Limitations. Notwithstanding anything in this Agreement to the contrary, all Distributions shall be subject to the following limitations:

(i) amounts that would otherwise be distributed to the holder of any outstanding Unit that was issued as a Profits Interest shall be reduced by an amount equal to the remaining Profits Interest Threshold Amount for such Unit, and the amount by which the distribution to such Profits Interest is reduced shall instead be distributed to the holders of such other Units as are entitled to receive such distribution;

(ii) unless otherwise determined by the Managing Member, no amounts other than Tax Distributions shall be distributed with respect to any Profits Interest or Unit that is subject to vesting and the Company shall not be obligated to escrow or set aside such amount;

(iii) no Distributions shall be made in respect of Class C Membership Interests; and

(iv) no Distributions shall be made with respect to Awards except as may be set forth in the Plan and the applicable Award Agreement.

(e) Distributions In-Kind. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of this Section 6.2 and such property shall be treated as if it were sold for an amount equal to its Fair Market Value (or such other amount as is required to be used by the Code) and any resulting gain or loss shall be allocated to the Members’ Capital Accounts.

6.3 Allocations.

(a) Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement (including Section 5.1(d)(ii)(2)), Net Income and Net Loss of the Company shall be allocated among the Members in such manner that the balance in each Member’s Adjusted Capital Account, immediately after making such allocations, is, as nearly as possible, equal to (i) any Distributions made to such Member pursuant to Section 6.2(a) and that would be made to such Member pursuant to Section 6.2(c) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 6.2(c), to the Members immediately after making such allocations. For avoidance of doubt, Section 6.2 and Section 11.1, rather than the Members’ Capital Accounts, shall govern the Members’ rights to distributions from the Company.

(b) Regulatory and Special Allocations. Notwithstanding the provisions of Section 6.3(a):

(i) If there is a net decrease in Company Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3(b) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Company Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) In the event any Member unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or Distributions as quickly as possible. This Section 6.3(b) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) The allocations set forth in paragraphs (i), (ii) and (iii) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

(v) The Company and the Members acknowledge that allocations described in Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) (“Forfeiture Allocations”) could result from the allocations of Net Income and Net Loss provided for in this Agreement. For the avoidance of doubt, the Company is entitled to make Forfeiture Allocations and, once required by applicable final or temporary guidance, allocations of Net Income and Net Loss will be made in accordance with Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.

(c) Tax Allocations.

(i) Except as provided in Section 6.3(c)(ii), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(ii) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such asset for federal income tax purposes and its initial Book Value. Except as otherwise determined by the Members, such allocations shall be made in accordance with the traditional method in accordance with Treasury Regulations Section 1.704-3(b).

6.4 Withholding.

(a) The Company is hereby authorized and directed to withhold from any distribution made to a Member the amount of taxes required to be withheld or paid by the Company with respect to any allocations or distributions to such Member as levied by any federal, state, local or foreign taxing authority. Subject to the following sentence, any amount so withheld shall be treated as a distribution under Section 6.2 and shall reduce the amount otherwise distributable to such Member hereunder. In the event that distributions under Section 6.2 are insufficient to cover the amount of taxes required to be withheld or paid by the Company pursuant to this Section 6.4(a), the Member to which such taxes relate shall be obligated to indemnify the Company for such taxes in excess of distributions.

(b) In the event of any tax liability of any Member, or of any obligation of the Company to withhold or make any payment with respect to such tax liability, the Company shall use its reasonable efforts to provide sufficient information to such Member to permit it to complete all requisite tax forms and reports and to make in a timely manner all related tax filings, all as may be required by the relevant Governmental Authority. In addition, if requested in writing by the Member, the Company shall use its reasonable efforts to obtain on behalf of the Member, or to assist the Member in obtaining, any available tax refunds or exemptions from withholding tax arising out of the Member’s Units or membership in the Company. Such Member shall reimburse the Company for any out-of-pocket costs and expenses incurred in connection with the matters covered by this Section 6.4(b).

6.5 Restrictions on Distributions. The foregoing provisions of this Article VI to the contrary notwithstanding, no distribution shall be made if, and for so long as, such distribution would violate any law, rule, regulation, order or directive of any Governmental Authority then applicable to the Company or any contractual covenant or agreement between the Company or any Company Subsidiary and any third party.

ARTICLE VII

ACCOUNTS

7.1 Books. The Managing Member shall cause to be maintained complete and accurate books of account of the Company’s affairs at the Company’s principal place of business. Such books shall be kept on such method of accounting as the Managing Member shall select.

7.2 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and federal income tax purposes shall begin on January 1 and end on December 31.

7.3 Tax Treatment. The Company has elected to be treated as a partnership for U.S. federal, state and local income tax purposes. The Members agree not to take any action or position inconsistent with the treatment described in this Section 7.3.

7.4 Tax Matters.

(a) Partnership Representative.

(i) Nassau Machines, Inc. is hereby designated as the initial “partnership representative” of the Company under Section 6223(a) of the Partnership Tax Audit Rules and as the “tax matters partner” pursuant to Section 6231(a)(7) of the Code prior to its amendment by the Partnership Tax Audit Rules for purposes of state and local jurisdictions that have not conformed to the Partnership Tax Audit Rules (in each case, the “Partnership Representative”). Each of the Members hereby consents to such designation and agrees to take any such further action as may be required by Treasury Regulations or otherwise to effectuate such designation. The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any tax authorities, including resulting judicial and administrative proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees that such Member will not independently act with respect to tax audits or tax litigation of the Company, unless previously authorized to do so in writing by the Partnership Representative, which authorization may be withheld by the Partnership Representative in its sole and absolute discretion. The Partnership Representative shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. The Partnership Representative shall give notice to each Member of any item or event with respect to taxes, including a proposed administrative or judicial proceeding involving taxes, and any proposed deficiency or similar notice of intention to assess taxes, and permit any potentially affected Member the opportunity to participate in such tax event or proceedings at such Member’s expense. Promptly following the written request of the Partnership Representative, the Company shall, to the fullest extent permitted by applicable law, reimburse and indemnify the Partnership Representative for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Partnership Representative in such capacity in connection with any administrative or judicial proceeding with respect to the tax liability of the Members.

(ii) The provisions of this Section 7.4 shall survive the termination of the Company or the termination of any Member’s Units and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the U.S. federal income taxation of the Company or the Members. Each Member shall be liable for and shall indemnify the Company against, and shall promptly upon demand by the Partnership Representative, pay to the Company, such Member’s share (as determined by the Partnership Representative) of any imputed underpayment of tax and any interest and penalties relating thereto imposed on the Company as a result of any partnership adjustment or other proceeding with substantially similar effect under the Partnership Tax Audit Rules. For avoidance of doubt, the immediately preceding sentence applies only to United States federal income taxes and related interest and penalties imposed under the Partnership Tax Audit Rules, and state and local income taxes and related interest and penalties imposed under laws or regulations that conform to or operate in substantially the same manner as the Partnership Tax Audit Rules with respect to an imputed underpayment and related interest and penalties. The liability and obligation of a Member under this Section 7.4(a)(ii) shall survive any sale, exchange, liquidation, retirement or other disposition of such Member’s Units.

(iii) The Partnership Representative shall have the authority to make any elections or take any actions under the partnership audit procedures enacted under Section 1101 of the Bipartisan Budget Act of 2015 (including any election under Section 6226 of the Code (under the Partnership Tax Audit Rules)), and each Member shall cooperate to the extent necessary in the making of any such election or the taking of any such action. If an election under Section 6226 of the Code (as amended by the Bipartisan Budget Act of 2015) is made, the Company shall furnish to each Member for the year under audit a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment, and each Member shall take such adjustment into account as required under Section 6226(b) of the Code (under the Partnership Tax Audit Rules).

(iv) The Partnership Representative may resign at any time. If the Person serving as the Partnership Representative ceases to be the Partnership Representative for any reason, the Managing Member shall appoint a new Partnership Representative.

(b) Section 754 Election. The Managing Member of the Company (and each of its Subsidiaries that is a partnership for U.S. federal income tax purpose) shall, on behalf of the Company, elect for its Fiscal Year that includes the date hereof pursuant to Code Section 754 (and any corresponding provision of state or local law), to adjust the basis of Company property as permitted and provided in Code Sections 734 and 743. Such election shall be effective solely for federal (and, if applicable, state and local) income tax purposes and shall not result in any adjustment to the Book Value of any Company asset or to the Members’ Capital Accounts (except as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m)).

(c) Tax Returns. At the expense of the Company, the Managing Member (or any designated officer) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company and the Company Subsidiaries own property or do business. As soon as reasonably possible after the end of each Fiscal Year (but no later than one hundred and twenty (120) days after the end of each Fiscal Year), the Managing Member or designated officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

(d) PTET Treatment. The Managing Member may elect to pay pass-through entity taxes (“PTET”) in New York or any other applicable state for the Fiscal Year (or portion thereof). In the event that a PTET election is made, except as otherwise determined by the Managing Member, the PTET paid by the Company with respect to any Member shall (i) reduce the taxable income allocated to such Member under Section 6.3 by the amount of such PTET by means of a special allocation to the Member of the deduction attributable to the PTET paid with respect to such Member, and (ii) be treated as a Tax Distribution to such Member in respect of which the PTET was paid under Section 6.2 which reduces the Member’s Capital Account and entitlement to Tax Distributions under Section 6.2(b).

(e) Except as set forth in Section 7.5(a), no Member shall have any right to obtain or demand from the Company or any Company Subsidiary any information relating to the Company or any Company Subsidiary, including any information described in Section 18-305 of the Act, nor shall any Member have any right of access to the books and records or any other information relating to the Company or any Company Subsidiary, or any right to copy or inspect the books and records of the Company or any Company Subsidiary.

7.5 Information Rights.

(a) The Company agrees that the Class A Members and, for so long as Mark Hendrickson (or his Permitted Transferee) continues to hold Class B Membership Interests and has not become a Bad Leaver, the Class C Members shall be entitled to receive the following information with respect to the Company:

(i) the G&A Budget for the next fiscal year, within thirty (30) days following the start of such fiscal year;

(ii) as soon as practicable, but in any event within one hundred fifty (150) days after the end of each fiscal year of the Company (A) a balance sheet as of the end of such year, and (B) statements of income and of cash flows for such year, and in each case, such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Managing Member;

(iii) as soon as practicable, but in any event within thirty (30) days after the end of each quarter of each fiscal year of the Company, (A) unaudited statements of income and cash flows for such fiscal quarter, and (B) an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may be subject to normal year-end audit adjustments and not contain all notes thereto that may be required in accordance with GAAP);

(iv) as soon as practicable, but in any event within thirty (30) days after the end of each quarter of each fiscal year of the Company, a statement showing the Units of each class and series and securities convertible into or exercisable for Units outstanding at the end of the period, the type and number of Units issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Units and the exchange ratio or exercise price applicable thereto; and

(v) copies of any reports filed by the Company with any Governmental Entity outside of the ordinary course of business, no later than five (5) days after such reports are filed by the Company; provided, however, that the Company shall not be obligated pursuant to this Section 7.5(a)(v) to provide any reports that in the good faith determination of the Managing Member would reasonably be expected to (i) violate any Applicable Law, order or permit or any contract to which the Company is party or (B) adversely affect the attorney-client privilege, work product protection or other applicable privilege between the Company and its counsel.

(b) Except as expressly set forth in this Section 7.5, no Member shall have any right to obtain or demand from the Company or any Company Subsidiary any information relating to the Company or any Company Subsidiary, including any information described in Section 18-305 of the Act, nor shall any Member have any right of access to the books and records or any other information relating to the Company or any right to copy or inspect the books and records of the Company.

7.6 Confidentiality. Each Member agrees that it will keep the terms of this Agreement and all information that it receives from the Company or any Company Subsidiary in its capacity as a Member confidential, except that it may disclose such information: (a) as may be required in the course of obtaining legal advice or enforcement with respect to the rights and obligations created hereby; (b) to its legal, financial, accounting and other advisors; (c) as may be required in the preparation of tax returns or other governmental or regulatory filings; (d) as may be required to respond to a subpoena, court order or similar legal process; and (e) to any proposed purchaser, underwriter, sponsor or broker or lender and their respective representatives, for the purposes of facilitating either a Transfer of Units, disposal of assets of the Company or any Company Subsidiary, issuance of Equity Securities, debt financing, recapitalization, Conversion Transaction or Sale of the Company, in each case that is permitted under the terms of this Agreement; provided that any Member may disclose such information to any of their respective Affiliates, partners (limited and general), controlling persons, equity holders, and any equity holder of each thereof that is an investment fund may disclose such information to its limited partners, general partners, trustees, nominees, custodians, operators, managers, investment advisers or any Affiliate (which shall include, for the avoidance of doubt, any other funds managed or advised by such Member or its Affiliates). In the event of any disclosure as permitted above, the disclosing party shall require any person receiving such information to maintain its confidentiality and shall be responsible for any breach of the confidentiality provisions hereunder by any such person receiving such information. Notwithstanding anything in this Section 7.6 to the contrary, no Member shall provide any information that it receives from the Company in its capacity as a Member to any Adverse Person (including any officer, manager, director or employee of any Adverse Person).

ARTICLE VIII

TRANSFER OF UNITS IN THE COMPANY

8.1 Prohibition.

(a) No Member may Transfer any Units without the prior written consent of the Managing Member, unless such Transfer is a Permitted Transfer.

(b) If a Member desires to Transfer any Units, then the Member shall first give written notice thereof to the Company in accordance with Section 8.2 and Section 13.1. The notice shall name the proposed transferee and the Units to be Transferred, the proposed consideration, and all other terms and conditions of the proposed Transfer. Any Units proposed to be Transferred will be subject to the terms of this Article VIII.

(c) Any Transfer, or purported Transfer, of Units not made in strict compliance with Article VIII shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

(d) Notwithstanding the foregoing in this Section 8.1, no holder of Class C Membership Interests may transfer any Class C Membership Interests prior to the occurrence of a Class C Trigger Event.

(e) The foregoing restrictions on Transfer shall terminate immediately prior to the consummation of a Listing Event or Sale of the Company.

8.2 Right of First Refusal. Except for any Transfer pursuant to Section 8.9 and any pledge, mortgage or encumbrance of any Units, each Transfer of Units of the Company or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, must meet the requirements hereinafter set forth in this Section 8.2 and Section 8.3:

(a) If the Member desires to sell or otherwise Transfer any of such Member’s Units, then the Member shall first give written notice thereof to the Company. The notice shall name the proposed transferee and state the number of Units to be Transferred, the proposed consideration, and all other material terms and conditions of the proposed Transfer.

(b) For thirty (30) days following receipt of such notice, the Company shall have the option to purchase any or all of the Units specified in the notice at the price and upon the terms set forth in such notice. In the event of a gift, property settlement or other transfer in which the proposed transferee is not paying the full price for the Units, and that is not otherwise exempted from the provisions of this Section 8.2, the price shall be deemed to be the Fair Market Value of the Units proposed to be Transferred at such time. In the event the Company elects to purchase any or all of the Units, it shall give written notice to the transferring Member of its election and settlement for said Units shall be made as provided below in clause (c).

(c) In the event the Company and/or its assignee(s) elect to acquire any of the Units of the transferring Member as specified in said transferring Member’s notice, an officer of the Company shall so notify the transferring Member and settlement thereof shall be made in cash within thirty (30) days after the acceptance by the Company of the transferring Member’s notice; provided that if the terms of payment set forth in said transferring Member’s notice were other than cash against delivery, the Company and/or its assignee(s) shall pay for said Units on the same terms and conditions set forth in said transferring Member’s notice.

(d) In the event the Company and/or its assignees(s) do not elect to acquire all of the Units specified in the transferring Member’s notice, said transferring Member may, within the sixty (60) day period following the expiration or waiver of the option rights granted to the Company and/or its assignees(s) herein, transfer the Units specified in said transferring Member’s notice which were not acquired by the Company and/or its assignees(s) as specified in said transferring Member’s notice. All Units so sold by said transferring Member shall continue to be subject to the provisions of this Section 8.2 in the same manner as before said Transfer.

(e) Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the foregoing provisions of this Section 8.2 (each a “Permitted Transfer”):

(i) A Member’s Transfer of any or all Units held either during such Member’s lifetime or on death by will or intestacy to such Member’s Family or to any custodian or trustee for the account of such Member or such Member’s Family or to any limited partnership of which the Member, members of such Member’s Family or any trust for the account of such Member or such Member’s Family will be the general or limited partner(s) of such partnership.

(ii) A Member’s Transfer of any or all of such Member’s Units to the Company.

(iii) A Transfer by a Member that is an entity to an Affiliate of such Member.

(iv) A Transfer of Units upon exchange of such Units pursuant to a Conversion Transaction or any other Transfer of Units to a Company Offeror that is the issuer or registrant in a Listing Event.

In any such case, the transferee, assignee, or other recipient shall receive and hold such Units subject to the provisions of this Agreement (including this Section 8.2), and there shall be no further Transfer of such Units except in accord with this Section 8.2.

(f) The provisions of this Section 8.2 with respect to the Company, may be waived by the Company with respect to any Transfer, upon duly authorized action of the Managing Member.

(g) The foregoing right of first refusal shall terminate immediately prior to the consummation of a Listing Event or Sale of the Company.

8.3 Conditions to Transfers. Without limiting the restrictions on Transfer and other terms of this Agreement, a Member shall be entitled to make a Transfer only upon satisfaction of each of the following conditions, unless waived by the Company:

(a) such Transfer does not require the registration or qualification of such Units pursuant to any applicable federal or state securities laws;

(b) such Transfer does not result in a violation of Applicable Laws;

(c) such Transfer would not cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c));

(d) such Transfer would not, in the opinion of legal counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;

(e) such Transfer is not made to any Person who lacks the legal right, power or capacity to own Units;

(f) such Transfer does not cause the Company to become a reporting company under the Exchange Act;

(g) such Transfer does not subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended;

(h) such Transfer is not made to a Person (an “Adverse Person”) that, in the good faith reasonable judgment of the Managing Member, is an actual or potential direct competitor of the Company; and

(i) the Transfer is documented in a form satisfactory to the Company, as determined in its good faith reasonable judgment (which documentation must include (A) instruments of Transfer and (B) such Assignee’s consent to be bound by this Agreement as an Assignee and, subject to obtaining the approval of the Managing Member pursuant to Section 8.6 hereof, as a Member).

8.4 Effect of Transfers.

(a) Upon any Transfer effected in compliance with the provisions of this Article VIII, the Assignee of the Transferred Units shall be entitled to receive the Distributions to which the transferring Member would be entitled with respect to such Units, but shall not be entitled to exercise any of the other rights of a Member with respect to the Transferring Member’s Units, including, without limitation, the right to vote, unless and until such Assignee is admitted to the Company as a Substitute Member pursuant to Section 8.6.

(b) Upon any Permitted Transfer, the Permitted Transferee of the Transferred Units shall be entitled to all rights of the Transferor with respect to the Transferred Units and shall become a Substitute Member hereunder; provided that if a Permitted Transferee ceases to meet the definition of Permitted Transferee set forth in this Agreement at any time (even, for the avoidance of doubt, after such Permitted Transferee has become a Substitute Member hereunder), such Person shall be obligated to immediately Transfer the Transferred Units back to the assignor of such Transferred Units, or to a Permitted Transferee of such assignor.

8.5 Admission of Additional Members. A Person shall become an Additional Member pursuant to the terms of this Agreement only if and when each of the following conditions is satisfied:

(a) the Managing Member consents in writing to such admission;

(b) the Managing Member, in its sole and absolute discretion subject to Section 5.1(e), determines the nature and amount of the cash or other lawful consideration to be paid by such Person for the Additional Securities issued to such Person;

(c) the Company has received such Person’s consideration for the Additional Securities issued to such Person as so determined by the Managing Member; and

(d) the Company receives duly executed documentation in respect of the issuance of such Additional Securities (including, without limitation, such Person’s consent to be bound by this Agreement as a Member) that are in a form satisfactory to the Managing Member.

8.6 Admission of Assignees as Substitute Members. Except as otherwise provided in Section 8.2 and Section 8.4(b), an Assignee of all or any portion of the Units of a Member shall become a Substitute Member of the Company only if and when the Managing Member consents in writing to such admission. The Managing Member may, in its discretion, determine that an Assignee shall become a Substitute Member but shall not be entitled to any voting rights in respect of the Transferring Member’s Units (which Transferred Units would then be considered non-voting Units for all purposes hereunder).

8.7 Right to Withdraw or Resign. Except in the case of a withdrawal pursuant to Section 8.8, no Member shall have any right to withdraw or resign from the Company.

8.8 Withdrawal of Members Upon Transfer. If a Member has Transferred all of its Units in one or more Permitted Transfers, then such Member shall automatically be deemed to have withdrawn and resigned from the Company on the date upon which each Assignee of such Units has been admitted as a Substitute Member in accordance with Section 8.6 hereof, and such resigning Member shall no longer be entitled to exercise any rights or powers of a Member under this Agreement and shall have no right to receive any payment in respect of any Units.

8.9 Class B Trigger Event.

(a) If, at any time that Mark Hendrickson (or his Permitted Transferee) continues to hold Class B Membership Interests and has not become a Bad Leaver, either (i) Mark Hendrickson reasonably believes that Nassau Machines, Inc. has failed to approve and/or fund a G&A Budget that is sufficient to fund the operations of the Company for the following 12 months, taking into account business conditions, economic environment and prospects or (ii) the Company terminates or reassigns contractors or employees contributing primarily to the Company (excluding any such contractors or employees terminated for Cause or terminated or reassigned with the consent of Mark Hendrickson) collectively representing 25% or more of the aggregate compensation expenses reserved for or otherwise allocated to the Company during either of the immediately preceding three (3)-month or 12-month periods (calculated on a rolling basis) ((i) and (ii) each constituting a “Class B Trigger Event”), Class B Members may (acting by consent of the Members holding a majority of the outstanding Class B Membership Interests) provide notice to the Company (such notice, a “Class B Trigger Event Notice”). A Class B Trigger Event Notice may only be delivered within sixty (60) days following the initial occurrence of a Class B Trigger Event. Following receipt of a timely Class B Trigger Event Notice, the Company and the Class B Members will work together in good faith to determine whether a Class B Trigger Event has occurred. For the avoidance of doubt, if Nassau Machines, Inc. approves and funds a G&A Budget of at least $1,000,000 or, if greater, 50% of the prior year’s G&A Budget (the “Threshold G&A Budget”), it shall be conclusively deemed that no Class B Trigger Event pursuant to clause (i) has occurred. Additionally, if Nassau Machines, Inc. approves and funds a G&A Budget that is below the Threshold G&A Budget but is reasonably sufficient to finance the ordinary course operations of the Company reasonably expected for the following 12 months in substantially the same manner as the previous 12 months, it shall be conclusively deemed that no Class B Trigger Event pursuant clause (i) has occurred. The Company shall have thirty (30) days from the date of receipt of such notice to remedy the condition giving rise to the Class B Trigger Event and, if it does so (to the reasonable satisfaction of the Members holding a majority of the Class B Membership Interests), it shall be conclusively deemed that no Class B Trigger Event has occurred in respect of the facts giving rise to the Class B Trigger Event Notice. Any dispute regarding the existence of a Class B Trigger Event will be resolved in the manner prescribed by Section 13.11.

(b) In the event of a Class B Trigger Event that has been finally determined to have occurred pursuant to Section 8.9(a), the Class B Members may elect (by written consent of the Members holding a majority of the Class B Membership Interests then outstanding) to cause the Company to conduct a sale process managed by an investment bank selected by the Class B Members and reasonably acceptable to Nassau Machines, Inc. (a “Sale Process”).

(c) Prior to the initiation of a Sale Process, the Class A Members may submit an offer to acquire the Class B Membership Interests from the Class B Members on terms that, if offered by an unaffiliated third party, would constitute a Qualified Bid (a “Class A Qualified Offer”).

(d) In the event that the Class A Members elect to make a Class A Qualified Offer, the Class B Members may accept such Class A Qualified Offer at any time within the six (6)-month period following receipt of such Class A Qualified Offer (the “Class A ROFO Period”). During the Class A ROFO Period, the Class B Members may proceed with the Sale Process but may not accept any offer generated therefrom or that otherwise arises during the Sale Process that would not result in proceeds in excess of the amount offered in the Class A Qualified Offer.

(e) Provided that the Class A Members made a Class A Qualified Offer, then, if at any time during the Sale Process, the Class B Members receive a Qualified Bid representing a purchase price that, when distributed in accordance with Section 6.2, results in total distributions to the Class B Members equal to or exceeding the amount derived from the formula set forth on Schedule E hereto, the Class A Members shall be entitled to acquire the Class B Membership Interests from the Class B Members for an amount equivalent to what the Class B Members would have otherwise received in connection with such Qualified Bid.

(f) Subject to the limitations set forth in Section 8.9(c), in the event there is a Qualified Bid during the Sales Process, each Class A Member agrees, at the election of the Class B Members, to (subject to the satisfaction of the conditions set forth in Section 8.9(g) below):

(i) vote in favor of and adopt such Qualified Bid and the resulting Sale of the Company (together with any related amendment or restatement to the Certificate of Formation or this Agreement required to implement such Sale of the Company) and vote in opposition to any and all other proposals that could be reasonably expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(ii) sell its Units to the Person to whom the Qualified Bid specified will be purchasing the Units, on the same terms and conditions as the other Members;

(iii) execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the acquirer making the Qualified Bid in order to carry out the terms and provisions of this Section 8.9, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, membership interest certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(iv) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Units owned by such party or Affiliate in a voting trust or subject any Units to any arrangement or agreement with respect to the voting of such Units, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(v) not assert any claim or commence any suit challenging the Sale of the Company or this Agreement or the consummation of the transactions contemplated thereby (it being understood that this clause (v) will not prohibit the enforcement of the terms of this Agreement);

(vi) if the consideration to be paid in exchange for the Units pursuant to this Section 8.9 includes any securities and due receipt thereof by any Member would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under Securities Act, the Company may cause to be paid to any such Member in lieu thereof, against surrender of the Units which would have otherwise been sold by such Member, an amount in cash equal to the Fair Market Value (as determined in good faith by the Managing Member) of the securities which such Member would otherwise receive as of the date of the issuance of such securities in exchange for the Units; and

(vii) in the event that the Class B Members, in connection with such Sale of the Company, appoint a securityholder representative (the “Securityholder Representative”) with respect to matters affecting the Class B Members under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Securityholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Member’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Securityholder Representative in connection with such Securityholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Members, and (y) not to assert any claim or commence any suit against the Securityholder Representative or any other Member with respect to any action or inaction taken or failed to be taken by the Securityholder Representative, within the scope of the Securityholder Representative’s authority, in connection with its service as the Securityholder Representative, absent fraud, bad faith, gross negligence or willful misconduct.

(g) Notwithstanding the foregoing, a Member will not be required to comply with Section 8.9(f) in connection with any proposed Sale of the Company (a “Proposed Sale”) unless:

(i) upon the consummation of the Proposed Sale, the Member shall receive the same proportion of the aggregate consideration from such Proposed Sale that such Member would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in this Agreement as in effect immediately prior to the consummation of such Proposed Sale;

(ii) no Member shall be obligated to pay more than his, her or its pro rata share (based upon the amount of consideration actually received) of reasonable expenses incurred by the Company in connection with a consummated Proposed Sale, to the extent such costs are incurred for the benefit of all Members and are not otherwise paid or assumed by the acquiring party (the foregoing reasonable expenses shall not include any costs incurred by or on behalf of a Member for its or his sole benefit); provided, that any Member’s liability for such expenses, absent fraud by a Member, shall be capped at the total dollar amount actually received by such Member for such Member’s Units;

(iii) the liability for indemnification, if any, of such Member in the Proposed Sale in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company and except for indemnification on account of a breach by such Member of its own representations, warranties and covenants), and is pro rata in proportion to the amount of consideration paid to such Member in connection with such Proposed Sale;

(iv) neither any Class A Member nor any of its Affiliates shall be required to enter into (A) any non-competition or non-solicitation agreement or other agreement that directly or indirectly limits or restricts its or such Affiliates’ business or activities or (B) any release of claims other than those arising solely in such Member’s capacity as a Member of the Company; and

(v) liability shall be limited to such Member’s applicable share of a negotiated aggregate indemnification amount that in no event exceeds the amount of consideration otherwise payable to such Member in connection with such Proposed Sale, except with respect to claims related to fraud by such Member, the liability for which need not be limited as to such Member.

(h) To secure the Members’ obligations to vote the Units in accordance with this Section 8.9, each Member hereby appoints the Managing Member as such Member’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Member’s Units as set forth in this Section 8.9 and to execute all appropriate instruments consistent with this Section 8.9 on behalf of such Member if, and only if, such Member fails to vote all of such Member’s Units or execute such other instruments in accordance with the provisions of this Section 8.9 within five (5) days of the Company’s or any other party’s written request for such Member’s written consent or signature. The proxy and power granted by each Member pursuant to this Section 8.9 are coupled with an interest and are given to secure the performance of such party’s duties under this Section 8.9. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual Member and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Units.

(i) The rights and obligations under this Section 8.9 shall terminate immediately following (i) the consummation of a Listing Event or a Sale of the Company or (ii) the occurrence of a Class C Trigger Event.

8.10 Class C Trigger Event.

(a) If, at any time that Mark Hendrickson (or his Permitted Transferee) continues to hold Class B Membership Interests and has not become a Bad Leaver, either (i) Nassau Machines, Inc., as the Managing Member, fails, in its reasonable discretion, to approve or consummate an Available Third-Party Financing within forty five (45) days of an Available Third-Party Financing being presented to the Managing Member or (ii) Mark Hendrickson is terminated by the Company without Cause (each of (i) and (ii), a “Class C Trigger Event”), the Class B Members and Class C Members may (acting by consent of Members holding a majority of Class B Membership Interests and Class C Membership Interests) provide notice to the Company (such notice, a “Class C Trigger Event Notice”). A Class C Trigger Event Notice may only be delivered within sixty (60) days following the initial occurrence of a Class C Trigger Event. Following receipt of a timely Class C Trigger Event Notice, the Company shall have thirty (30) days from the date of receipt of such notice to remedy the condition giving rise to the Class C Trigger Event and, if it does so (to the reasonable satisfaction of Members holding a majority of the Class B Membership Interests and Class C Membership Interests), it shall be conclusively deemed that no Class C Trigger Event has occurred in respect of the facts giving rise to the Class C Trigger Event Notice. Any dispute regarding the existence of a Class C Trigger Event will be resolved in the manner prescribed by Section 13.11.

(b) In the event of a Class C Trigger Event that has been finally determined to have occurred pursuant to Section 8.10(a), all Class B Membership Interests and Class C Membership Interests will become fully vested pursuant to Section 5.1(d)(ii)(1) and Section 5.1(d)(iii), respectively.

(c) Each of the Members hereby acknowledges that, as a material inducement for the Class B Members and Class C Members to enter into this agreement, it is understood and agreed that Mark Hendrickson (“Hendrickson”) would be empowered to seek third-party equity financing on the Company’s behalf, and the Class B Members and Class C Members would not obtain the benefit of the bargain set forth in this Agreement if Hendrickson is not able to take such actions. Each of the Members further acknowledges that, as a material inducement for the Managing Member to enter into this agreement, it is understood and agreed that Hendrickson would only engage in third-party equity financing subject to the Managing Member’s consent, and further, that any such efforts shall not interfere, conflict, or compete with the other Members’ own independent investor relations. Subject to the preceding sentences, the Managing Member and the Members agree that Mark Hendrickson will have the power and authority to seek third party financing for the Company only with the prior written consent of the Managing Member, which consent shall not be unreasonably withheld. If the Managing Member grants such consent, Hendrickson must coordinate with the Managing Member in the conduct of such activities in accordance with the terms of the consent, including, as applicable, by (i) consulting with the Managing Member in respect of the identification of potential investors and the development of potential financing proposals and (ii) keeping the Managing Member fully informed in respect of the status of such proposals, all of which activities shall remain subject to the terms of this Agreement.

ARTICLE IX

CONVERSION; PUBLIC OFFERINGS; SALE TRANSACTION

9.1 Public Offering Mechanics. Notwithstanding anything to the contrary in this Agreement, including, without limitation, Article VIII:

(a) General. In connection with the consummation of a Listing Event approved in accordance with Section 4.1, the Managing Member may, without any vote of the Members of the Company, (i) reorganize the Company into a corporation incorporated under the laws of the State of Delaware or such other jurisdiction as the Managing Member may determine in such manner as the Company deems appropriate, efficient (including in terms of tax treatment) and in the best interests of the Company, subject to the requirements of this Section 9.1, including by way of conversion, merger, recapitalization or asset and liability transfer (the transactions described in this clause (i) being referred to herein as a “Conversion Transaction”); or (ii) cause the exchange of Units for shares of common stock or other equity securities of a Company Subsidiary that is a holding company for all or substantially all of the operating assets of the Company Subsidiaries, or any other Company Offeror that will be the issuer or registrant in such Listing Event.

(b) Conversion Transaction. Prior to or upon consummation of a Listing Event involving a Conversion Transaction, this Agreement shall be replaced by a stockholders or other equity holder agreement (or agreements) executed by the Company Offeror and the Members containing terms and conditions substantially similar to those set forth herein, except that all references to the Units in this Agreement shall be deemed to refer to the corresponding class, series or tranche of equity securities into which the Units were converted or exchanged in such Conversion Transaction and all references to the Company herein shall be deemed to refer to the Company Offeror. The certificate of incorporation and by-laws or other equivalent organizational documents of the Company Offeror shall be in such form as is approved by the Members; provided that the Members may determine that the Members and their Permitted Transferees shall be issued high-vote shares sufficient to provide the Members and their Permitted

Transferees voting control of the issuer or registrant in such Listing Event; provided further that the certificate of incorporation or equivalent organizational document of such Company Offeror shall contain a corporate opportunity provision acceptable to the Managing Member. The terms of any such stockholders or other equity holder agreement (or agreements) to be entered into among the Company Offeror and the Members in connection with a Conversion Transaction shall, to the extent practicable, replicate the provisions of this Agreement with respect to (i) management and other rights set forth in Article IV (except to the extent that any of the rights granted therein would be inconsistent with the requirements of any securities exchange on which the Company’s securities will be traded after the Listing Event, in which case the rights granted herein shall be replicated to the greatest extent practicable consistent with the requirements of such exchange), (ii) the exculpation and indemnification provisions set forth in Article XII and (iii) the amendment provisions set forth in Section 13.2, in each case, with appropriate modification to reflect the corporate structure of the Company Offeror.

(c) Listing Event of a Company Subsidiary or Other Company Offeror. In the event that the Listing Event is structured as an offering or distribution of the securities of a Company Offeror (other than the Company), then this Agreement shall remain in place, substantially on the terms set forth herein, except that (i) this Agreement shall be amended in accordance with Section 13.2 to (A) provide for the exchange of Units (including any compensatory grants of Company securities) for shares of capital stock or other equity securities of the Company Offeror as and to the extent the Transfer of such Units would be permitted under Section 8.1; provided that such exchange shall be effected in a manner consistent with Section 9.2; (B) adjust the provisions of this Agreement relating to distributions and allocations to the extent necessary to permit the exchange of Units contemplated by clause (A) immediately above, and (C) make such other changes as the Managing Member determines to be reasonable and prudent to facilitate such Listing Event of such Company Offeror’s securities; and (ii) the Company shall enter into arrangements with such Company Offeror, in such form as the Managing Member shall deem appropriate, providing for the exercise by the Members of registration rights no less favorable, and for registration obligations of the Company no more burdensome, than the registration rights granted and registration obligations provided to similarly situated holders of equity securities of such Company Offeror to be received by the Members upon exchange of Units of the Company. The certificate of incorporation and by-laws or other equivalent organizational documents of such Company Offeror shall be in such form as is approved by the Managing Member; provided that they do not conflict with or vary the terms and conditions hereof; provided further that the certificate of incorporation or equivalent organizational document of such Company Offeror shall contain a corporate opportunity provision acceptable to the Managing Member. Upon any exchange of Units for shares of capital stock or other equity securities of such Company Offeror, such Units shall no longer be subject to the terms of this Agreement and shall instead become subject to the terms of the certificate of incorporation and by-laws or other equivalent organizational documents of such Company Offeror. Notwithstanding the consummation of a Listing Event effected by a Company Offeror (other than the Company), (1) the management and other rights set forth in Article IV, (2) the rights to distributions and allocations set forth in Article VI, (3) the exculpation and indemnification rights and obligations of the Company and the Members set forth in Article XII; and (4) the amendment provisions set forth in Section 13.2 shall each survive any such Listing Event and continue to apply to the Units under this Agreement.

(d) Fractional Units. Fractional shares of common stock of a Company Offeror issuable pursuant to a Conversion Transaction or upon exchange of Units for shares of a Company Offeror shall be rounded or cashed out in an equitable manner, as determined by the Managing Member; provided that the Managing Member shall use its good faith efforts to minimize fractional shares.

(e) Cooperation of Members. In connection with and in order to facilitate a Listing Event, each Member will take all such action as is necessary (including the voting of all equity Units in the Company Offeror owned by such Person) in order to effect amendments to the Company Offeror’s organizational documents as are customary for a company which is to engage in an initial public offering of its equity securities and which are reasonably requested by the managing underwriters in order to expedite or facilitate the disposition of the equity securities of the Company Offeror in connection with such offering; provided that no Member shall be required to take any actions not required from the other Members. Each Member hereby (i) consents to any such Conversion Transaction or exchange of Units involving a Company Offeror and (ii) agrees to execute, acknowledge and deliver any further agreements, documents or instruments requested by the Company (or any successor thereto) reasonably necessary or customary in connection with this Section 9.1, including for the avoidance of doubt any agreement that restricts such Member’s ability to sell or otherwise encumber its Units.

9.2 Treatment of Units in a Conversion Transaction or Sale of the Company. In connection with any Conversion Transaction or Sale of the Company in which the Units are converted into or exchanged for securities: (a) in the case of a Conversion Transaction, the securities into which the Awards are converted shall remain subject to the same terms regarding forfeiture and repurchase as provided in this Agreement or in the applicable Award Agreement for Awards or other rights to purchase or otherwise acquire Units pursuant to the Plan, and (b) in the case of a Sale of the Company, except as provided in this Agreement or in the applicable Award Agreement for Units and Awards issued pursuant to the Plan, all such provisions regarding forfeiture and repurchase shall terminate and be of no further force or effect.

ARTICLE X

EVENTS OF DISSOLUTION

10.1 Events of Dissolution. The Company shall be dissolved upon the occurrence of a determination by the Members to dissolve the Company (an “Event of Dissolution”).

10.2 Termination of the Company. No other event, including the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, bankruptcy (within the meaning of the Act), death, incapacity or adjudication of incompetency of a Member, shall, in and of itself, cause the Company to dissolve.

ARTICLE XI

TERMINATION

11.1 Liquidation. In the event that an Event of Dissolution shall occur, then the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed as set forth below, in accordance with the provisions of Section 18-804 of the Act.

(a) The liquidating trustee(s) shall pay, satisfy or discharge from the Company’s funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation and all debts, liabilities and obligations owed to Members, including in respect of Tax Distributions) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidating trustee(s) may reasonably determine).

(b) The liquidating trustee(s) shall distribute the balance, if any, of the Company’s cash or other assets (taking such other assets into account at their Fair Market Value at the time of distributions) to holders of Units (including, for clarity, Profits Interests) pursuant to Section 6.2(c).

(c) The distribution of cash and/or property to a Member in accordance with the provisions of this Section 11.1 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all Company property and constitutes a compromise to which all Members have consented within the meaning of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

11.2 Final Accounting. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

11.3 Distribution in Kind. In the event the Managing Member determines in connection with the liquidation of the Company that a portion of the Company’s assets are best distributed in kind to the Members, then such assets shall be so distributed in kind to the Members in undivided shares therein as tenants in common. To the extent that units or other equity securities of any Subsidiary or any other Person are distributed to any Members (whether or not pursuant to this Article XI), unless otherwise agreed to by the Managing Member, such Members hereby agree to enter into a securityholders agreement with such Subsidiary or other Person and each other Member which contains restrictions on the transfer of such equity securities and other provisions (including with respect to the governance and control of such Subsidiary or other Person) in form and substance similar to the provisions and restrictions set forth herein.

11.4 Cancellation of Certificate. Upon the completion of the winding up of the Company’s affairs and distribution of the Company’s assets, the Company shall be terminated and the Members shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

11.5 Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XII

EXCULPATION AND INDEMNIFICATION

12.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Members or any officers, directors, stockholders, partners (limited or general), employees, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company or any of its Affiliates (each, a “Covered Person”) nor any former Covered Person shall be liable to the Company or any other Person bound by this Agreement for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person and in the reasonable belief that such act or omission is within the scope of authority granted to such Covered Person by this Agreement; provided that a court of competent jurisdiction shall not have determined that such act or omission constitutes fraud, willful misconduct, bad faith, or, solely in the case of any Covered Person who is also an officer or employee of the Company or any Company Subsidiary, gross negligence.

12.2 Indemnification. To the fullest extent permitted by Applicable Law, the Company shall indemnify and hold harmless each Covered Person and each former Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person or former Covered Person shall not be entitled to indemnification under this Section 12.2 with respect to (a) any Claim with respect to which a court of competent jurisdiction has determined that such Covered Person has engaged in fraud, willful misconduct, bad faith or, solely in the case of any Covered Person who is also an officer or employee of the Company or any Company Subsidiary, gross negligence or (b) any Claim initiated by such Covered Person unless such Claim (or part thereof) (i) was brought to enforce such Covered Person’s rights to indemnification hereunder or (ii) was authorized or consented to by the Managing Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 12.2.

12.3 Amendments. Any repeal or modification of this Article XII shall not adversely affect any rights of such Covered Person pursuant to this Article XII, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Notice. Unless otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be (a) delivered by hand, (b) delivered by a nationally recognized commercial overnight delivery service, (c) mailed postage prepaid by first-class mail in any such case directed or addressed to the respective addresses set forth in this Section 14.1 or on file with the Company or (d) transmitted by electronic mail to:

If to the Company, to:

Leather Wallet LLC c/o Nassau Machines Inc.

[***]

Attention: Manas Mohapartra

Email: [***]

with a copy to (which shall not constitute notice to the Company):

Fenwick & West LLP

1191 Second Avenue, 10th Floor

Seattle, WA 98101

Attention: Andrew Albertson; Ethan A. Skerry

Email: aalbertson@fenwick.com; eskerry@fenwick.com

If to any Member, to the address of such Member on file with the Company.

Such notices shall be effective: (a) in the case of hand deliveries, when received; (b) in the case of an overnight delivery service, on the next Business Day after being placed in the possession of such delivery service, with delivery charges prepaid; (c) in the case of certified or registered mail, five (5) days after deposit in the postal system, first-class mail, postage prepaid; and (d) in the case of electronic mail notices, on the date of delivery if sent during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day. Any party may change its address and other notice information by written notice to the other parties given in accordance with this Section 13.1.

13.2 Amendments. Subject to the consent rights set forth in Sections 4.1(b) and (c), this Agreement may be amended by the Managing Member; provided, however, that no such amendment that would materially and adversely affect a Member without similarly and proportionately adversely affecting all Members shall be effective unless such Member has voted in favor thereof (it being understood that no tax effect with respect to any Member shall be considered in determining whether any amendment similarly or disproportionately affects such Member); provided further that the Members acknowledge and agree that, except as required pursuant to Schedule B, the Managing Member may amend this Agreement without the approval of any Members (i) to create any class or series of Units and fix for each such class or series such voting powers, distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in such amendment; (ii) to implement the admission of Substitute Members or Additional Members; (iii) to satisfy any Applicable Law; (iv) to change the name of the Company; or (v) to convert the Company into a corporation as set forth in Section 9.1. An amendment shall become effective as of the date specified in the Managing Member’s or Members’ approval, as applicable, or, if none is specified, as of the date of such approval.

13.3 Entire Agreement, Etc. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior contracts, agreements, discussions and understandings between them. No course of prior dealings between the parties shall be relevant to supplement or explain any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or the acquiescing party has knowledge of the nature of the performance and an opportunity for objection. No provisions of this Agreement may be waived, amended or modified orally, but only by an instrument in writing executed by a duly authorized officer. No waiver of any terms or conditions of this Agreement in one instance shall operate as a waiver of any other term or condition or as a waiver in any other instance.

13.4 Construction Principles. As used in this Agreement, words in any gender shall be deemed to include all other genders. The singular shall be deemed to include the plural and vice versa. The captions and article and Section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement.

13.5 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic means) by the parties hereto, each of which when so executed will be an original, but all of which together will constitute one and the same instrument.

13.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the Members’ expectations regarding this Agreement. Otherwise, the Members agree to replace any invalid or unenforceable provision with a valid provision that most closely approximates the intent and economic effect of the invalid or unenforceable provision.

13.7 Governing Law. All issues, conflicts and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Applicable Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Applicable Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Applicable Law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Applicable Law of some other jurisdiction would ordinarily apply.

13.8 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Members.

13.9 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and of the transactions contemplated hereby.

13.10 Third-Party Beneficiaries. This Agreement is made solely for the benefit of the parties hereto. Except as otherwise provided herein, no other Person shall have any rights, interest or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

13.11 Dispute Resolution.

Any unresolved controversy or claim arising out of or relating to this Agreement, except (i) as otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in New York, New York, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Delaware Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. THE PARTIES EXPRESSLY ACKNOWLEDGE THAT THEY ARE, TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVING THEIR RIGHT TO A JURY TRIAL WITH REGARD TO ALL MATTERS FOR WHICH ARBITRATION IS REQUIRED.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Member has duly executed this Agreement as of the day and year first above written.

NASSAU MACHINES, INC.

By:	/s/ Muneeb Ali

Its:	CEO

Date:	8/31/2023

[Signature Page to Limited Liability Company Agreement of Leather Wallet LLC]

IN WITNESS WHEREOF, each Member has duly executed this Agreement as of the day and year first above written.

HIRO SYSTEMS PBC

By:	/s/ Alex Miller

Its:	CEO

Date:	8/31/2023

[Signature Page to Limited Liability Company Agreement of Leather Wallet LLC]

IN WITNESS WHEREOF, each Member has duly executed this Agreement as of the day and year first above written.

MARK HENDRICKSON

By:	/s/ Mark Hendrickson

Date:	8/31/2023

[Signature Page to Limited Liability Company Agreement of Leather Wallet LLC]

IN WITNESS WHEREOF, each Member has duly executed this Agreement as of the day and year first above written.

KYRAN BURRASTON

By:	/s/ Kyran Burraston

Date:	8/31/2023

[Signature Page to Limited Liability Company Agreement of Leather Wallet LLC]

IN WITNESS WHEREOF, each Member has duly executed this Agreement as of the day and year first above written.

FARA WOOLF

By:	/s/ Fara Woolf

Date:	8/31/2023

[Signature Page to Limited Liability Company Agreement of Leather Wallet LLC]